EXHIBIT 10.1

UNITED STATES CELLULAR CORPORATION

2013 OFFICER ANNUAL INCENTIVE PLAN

Effective January 1, 2013

I.             PURPOSE

➢  To provide incentive for the officers of U.S. Cellular to extend their best efforts towards achieving superior results in relation to key business measures;

➢  To reward U.S. Cellular officers in relation to their success in meeting and exceeding the performance targets; and

➢  To help U.S. Cellular attract and retain talented leaders in positions of critical importance to the success of the Company.

II.            ELIGIBLE PARTICIPANTS

All U.S. Cellular Executive Officers and Vice President Level Officers are eligible to participate in the Plan.

III.          PERFORMANCE MEASURES & WEIGHTINGS

Company Performance	Component Weighting	Overall Plan Weighting
Consolidated Service Revenues	40%	24%
Consolidated Adjusted Income Before Income Taxes	35%	21%
Consolidated Capital Expenditures	25%	15%
Company Performance		60%

Chairman Assessment on Strategic Initiatives		10%

Individual Performance		30%

IV.          PERFORMANCE MEASURES DEFINITIONS

Company Performance:

Weighting: 60%:

Consolidated Service Revenues: Actual service revenues measured against targeted service revenues determined on a consolidated company-wide basis and in a manner consistent to U.S. Cellular's presentation of service revenues for external reporting purposes.   Equipment revenue is excluded from this calculation.

Consolidated Adjusted Income Before Income Taxes (AIBIT):  Actual AIBIT measured against targeted AIBIT determined on a consolidated company-wide basis and in a manner consistent to U.S. Cellular's presentation of AIBIT for external reporting purposes.  AIBIT will be determined from the Consolidated Statement of Operations, and is defined as income before income taxes, adjusted for depreciation, amortization and accretion, net gain or loss on sale of business and other exit costs (if any), and interest expense.

Consolidated Capital Expenditures: Actual capital expenditures measured against targeted capital expenditures determined on a consolidated company-wide basis and in a manner consistent to U.S. Cellular's presentation of capital expenditures for external reporting purposes.  The measurement of actual capital expenditures against targeted capital expenditures may not be sufficiently comprehensive since it would measure what is spent, but not necessarily the efficiency and/or productivity of what is spent.  Therefore, if warranted, the measurement of actual expenditures vs. targeted expenditures will incorporate an adjustment for spending efficiency/productivity which could include an assessment of the “degree of completion” of certain projects.  Such an assessment will be made and recommended by senior management and will be subject to the review and approval of the Chairman.

Notes:

▪  Results associated with the NY 1&2 markets, acquisitions and / or divestitures, TDS Corporate assessments and bonus expense will be excluded from the calculations of all measures.

▪  The Chairman in his discretion may adjust targets to reflect unanticipated events.

Chairman Assessment on Strategic Initiatives:

Weighting: 10%:

The Chairman in his qualitative and subjective assessment of U.S. Cellular’s overall company performance during the year will consider the following key factors and any other information he deems relevant in determining the level of attainment for this measure:

▪  Achievement of key goals and objectives provided to the U.S. Cellular board of directors

▪  Accomplishing / making commendable progress on major initiatives for the year to the extent not covered under the key goals and objectives provided to the board of directors

▪  Developing and enhancing strategies and plans that strengthen the company’s ability to successfully compete in the marketplace

Individual Performance:

Weighting: 30%:

Each officer’s overall performance for the year will be assessed by the President and CEO based on such officer’s effectiveness/success with regard to:

▪  Carrying out his/her ongoing responsibilities and key initiatives during the performance year.

▪  Recommending/making decisions; taking actions; and providing support, assistance and counsel to executive management and other leaders throughout the business.

In making these assessments, the President and CEO will take into consideration:

▪  Evaluation of the officer’s performance in the above areas.

▪  Performance feedback received on the officer.

▪  The officer’s report on his/her activities/accomplishments for the performance year.

V.            MISCELLANEOUS PROVISIONS

U.S. Cellular reserves the right to amend or discontinue the Plan at any time, with or without notice.

There are no oral or written agreements or understandings between U.S. Cellular and the participants affecting or relating to this Plan not referenced herein.  If the participant fails to adhere to the ethical and legal standards as referenced by U.S. Cellular policy, U.S. Cellular shall have the right to revoke this Plan, reduce or eliminate compensation as it applies to the violator, or any other remedy as provided by corporate policy or law.

Any compensation earned or paid pursuant to this Plan is subject to forfeiture, recovery by U.S. Cellular or other action pursuant to any clawback or recoupment policy which U.S. Cellular may adopt from time to time, including without limitation any such policy which U.S. Cellular may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

This program shall not be construed as an employment contract or as a promise of continuing employment between U.S. Cellular and the associate.  Employment with U.S. Cellular is terminable at will, i.e., either the participant or U.S. Cellular may terminate the relationship at any time, with or without cause.

Kenneth R. Meyers	7/18/13
President and CEO	Date

LeRoy T. Carlson, Jr.	7/22/13
Chairman	Date

VI.          BONUS RANGES AS A PERCENT OF TARGET

The bonus ranges were set to reinforce the Company’s pay for performance culture.  Minimum performance levels for each component need to be achieved before any bonus is earned.  The narrow ranges result in substantial reductions in bonuses when targets are not achieved, and greater rewards for above target performance.

Company Performance Measures:

Performance Measure	Minimum	Maximum
Consolidated Service Revenues	90%	110%
Consolidated Adjusted Income Before Income Taxes	85%	115%
Consolidated Capital Expenditures	105%	90%

Bonus Payouts As A Percent Of Target At Minimum, And Maximum Performance Levels:

Performance Measure	Minimum	Target	Maximum
Consolidated Service Revenues	50%	100%	200%
Consolidated Adjusted Income Before Income Taxes	50%	100%	200%
Consolidated Capital Expenditures	50%	100%	200%

Bonus payouts between the minimum and target and between target and maximum target performance levels will be computed by interpolation.

Any bonus for performance below the minimum percentage will be at the discretion of the Chairman.

Chairman Assessment on Strategic Initiatives:

Performance Criteria	% Payout of Target
Far exceeds target performance: Performance greatly exceeded that which was planned and expected.	150% - 200%
Significantly exceeds target performance: Performance substantially exceeds that which was planned and expected.	120% - 150%
Somewhat exceeds/fully meets / almost fully meets target performance: Performance was close to that which was planned and expected.	80% -120%
Partially meets target performance: Given the conditions that prevailed, performance was sufficient to merit a partial bonus.	Up to 80%
Well below target performance: Given the conditions that prevailed, performance was not sufficient to merit any bonus	0%

Individual Performance:

Performance Criteria	% Payout of Target
Far exceeds target performance: Performance greatly exceeded that which was planned and expected.	150% - 200%
Significantly exceeds target performance: Performance substantially exceeds that which was planned and expected.	120% - 150%
Somewhat exceeds/fully meets / almost fully meets target performance: Performance was close to that which was planned and expected.	80% -120%
Partially meets target performance: Given the conditions that prevailed, performance was sufficient to merit a partial bonus.	Up to 80%
Well below target performance: Given the conditions that prevailed, performance was not sufficient to merit any bonus	0%

Administrative Guidelines

PLAN YEAR EFFECTIVE DATES:	January 1, 2013 – December 31, 2013
GENERAL ADMINISTRATION:	The target annual bonus payout for an associate will be based on the associate’s base salary as of December 31, 2013.
VESTING

The bonus does not vest and no bonus shall be paid unless the associate remains employed through the actual bonus payout date. Special rules apply to those associates who retire or die before the actual bonus payout date (see below).

To the extent and only to the extent that any bonus is paid for the plan year, such bonus shall be deemed to have been earned on December 31, 2013.

INDIVIDUAL PERFORMANCE	Any associate who receives a 2013 annual individual performance rating of ‘Partially Meets Expectations (PM),’ or ‘Fails to Meet Expectations (FM),’ is not eligible for a payout.
SEPARATION PRIOR TO PAYOUT VESTING DATE	Not eligible for a payout unless separation is because of retirement or death (see below), or unless approved by the Executive Vice President and Chief Human Resources Officer.
RETIREMENT / DEATH Prior to Payout Vesting Date	Payout based on a proration for time worked during the plan year, individual performance, and the plan attainment percentage.
LOA (FMLA) During Plan Year: LOA (Non-FMLA) During Plan Year:

Eligible for payout based on individual performance, and the plan attainment percentage. No prorations.

Eligible for payout based on proration for time worked during the plan year, individual performance and the plan attainment percentage.

MILITARY LEAVE During Plan Year:	Eligible for payout based on individual performance, and the plan attainment percentage. No prorations.
TRANSFERS/PROMOTIONS DURING PLAN YEAR Within/ Between Annual Plans: Between an Annual Plan and a Quarterly or Monthly Plan:

If an associate is promoted / transferred within or between annual incentive plan(s), no prorations will be made in determining the associate’s target bonus.  The associate’s target bonus will be based on the associate’s plan as of 12/31/13.  The actual bonus payout will be approved by the President and CEO and Chairman.  It will be based on plan attainment as well as individual performance.

Prorated payouts from both positions/plans will be determined following the end of the plan year.   The following factors will be considered in the determination of the payout: both plans’ attainment percentages, individual performance in each job/plan,  the last base salary from each position occupied during the plan year (if applicable), target incentive assigned for each position’s pay grade, and percentage of time worked in each position/plan during the plan year.

NEW HIRES DURING THE PLAN YEAR

Associates hired during the plan year will be eligible to participate in the Plan on a prorated (percentage of time worked in the year) basis.

The associate must have a start date on or before 11/30/13 in order to be eligible to receive a prorated payout.  Any associate hired between 12/01/13 and 12/31/13 will not receive a payout from the Plan.

TRANSFERS TO/ FROM TDS DURING THE PLAN YEAR	If an associate transfers to/from another TDS business unit, he/she will receive a prorated payout based on the factors listed above.
BONUS PAYOUT DATE

Bonuses are to be paid during the period commencing on January 1, 2014 and ending on March 15, 2014. Historically bonuses have been paid in March on or before March 15th of the year following the end of the plan year (12/31).  Notwithstanding the foregoing, in the event that payment by March 15, 2014 is administratively impracticable and such impracticability was unforeseeable (in each case, such that the payment continues to qualify as a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code), payment will be made as soon as administratively practicable after March 15, 2014, but in no event later than December 31, 2014.  Payment will be in the form of a lump sum.